EXHIBIT 4.2

Sale Agreement Jolu Mill

ASSET PURCHASE AGREEMENT - SECTION 85(1)

THIS AGREEMENT made the 18th day of February, 2003.

BETWEEN:

CDG INVESTMENTS INC. a company duly incorporated under the laws of Alberta, having an office at 500, 926 – 5th Avenue S.W., Calgary, Alberta T2P 0N7

(hereinafter called the "**Vendor**")

OF THE FIRST PART

AND:

JOLU DEVELOPMENT CORPORATION, a company duly incorporated under the laws of Saskatchewan having its registered office at 1500 – 1874 Scarth Street, Regina, Saskatchewan, S4P 4E9

(hereinafter called the "**Purchaser**")

OF THE SECOND PART

AND:

GOLDEN BAND RESOURCES INC., a company duly incorporated under the laws of British Columbia, having an office at Suite 900, 475 Howe Street, Vancouver, B.C. V6C 2B3

(hereinafter called "**Golden Band**")

OF THE THIRD PART

WHEREAS:

A. The Vendor is the owner of the Assets (herein called the "**Assets**") set forth in Schedules "A-1", "A-2", "A-3" and "A-4" hereto subject to the provisions of this Agreement;

B. The Vendor desires to sell and the Purchaser desires to purchase the Assets;

C. Golden Band has agreed to enter into an agreement (the "**Private Placement Agreement**") to purchase 150,000 shares of the Purchaser at a purchase price of $1.00

per share, contingent upon the Vendor selling the Assets to the Vendor pursuant to this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of Golden Band entering into the Private Placement Agreement and for and in consideration of the premises, mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree each with the other as follows:

1. The Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor, the Assets for a price equal to their fair market value, being the sum of $350,000 (herein called the "**Purchase Price**").

2. The Purchase Price will be paid by the Purchaser to the Vendor, on the Effective Date, by allotment and issuance to the Vendor of 350,000 common shares in the capital of the Purchaser at a deemed price of $1.00 per share.

3. The Vendor hereby warrants and represents to each of the Purchaser and Golden Band that on the date of this Agreement and as of the Effective Date that all of the representations and warranties attached as Schedule "B" to this Agreement are true and correct, subject to the provisions of Schedule "A-1" and section 4. The representations and warranties shall survive for a period of two years from the Effective Date.

4. The Purchaser acknowledges and agrees as follows:

(a) it has been afforded all necessary opportunity to inspect the Assets and has conducted such examinations, inspections and tests as it considered appropriate and has undertaken such enquiries of the Vendor and of environmental authorities in the Province of Saskatchewan (the "**Authorities**") as it deems necessary to satisfy itself as to the condition of the Jolu Mill site;

(b) it is satisfied with the condition of the Jolu Mill site and its acceptance thereof, as part of the Assets, on an "as-is" basis, subject to the other provisions of this section 4;

(c) except as specifically provided in this Agreement, the Vendor makes no representations or warranties respecting:

(i) the quality, fitness or condition of the Assets and the Jolu Mill site,

(ii) the suitability of the Assets and Jolu Mill site for the purposes and intended uses of the Purchaser,

(iii) the past and present uses of the Assets and Jolu Mill site by the Vendor or by prior owners,

(iv) the completeness and accuracy of the list of items set out in Schedule "A-3" although the Vendor is not aware of any such items that are actually no longer present at the Jolu Mill site and accordingly, the Purchaser acknowledges that certain of such items may not be present at the Jolu Mill site.

(d) the Purchaser has reviewed, discussed with the Vendor and the Authorities and is familiar with the Permit under which the Jolu Mine is under temporary closure and in this connection the Purchaser acknowledges that:

(i) it is satisfied from its review of the Permit and its other inspections and enquiries that the Vendor is currently in compliance with the Permit and applicable environmental statutes and regulations,

(ii) the Permit is not capable of being transferred to the Purchaser and the Purchaser will be required to apply to the Authorities to obtain its own license or permit before starting any activities or operations at the Jolu Mill site,

(iii) from and after the Effective Date, the Purchaser will perform all obligations of the Vendor under the Surface Lease and the Permit, as modified in writing from time to time pursuant to correspondence between the Purchaser and the Mines Pollution Control Branch (Saskatchewan), and will fully and diligently satisfy such obligations until the cancellation of the Permit and the obtaining of the consent of the Queen in Right of the Province of Saskatchewan to the assignment of the Surface Lease contemplated hereby, and

(iv) it will be legally responsible to the Vendor and will indemnify the Vendor from any third party losses, claims, suits, actions, damages and proceedings (including the Purchaser's reasonable legal and consulting fees resulting therefrom) arising from any releases of hazardous or noxious substances, chemicals or wastes or any other environmental conditions at or originating from the Jolu Mill site if and to the extent that the Purchaser's activities or operations at the Jolu Mill site after the Effective Date are the clearly identifiable cause of such releases of hazardous or noxious substances, chemicals or wastes.

5. On the Effective Date the Purchaser and the Vendor shall enter into a royalty agreement substantially in the form attached as Schedule "C" pursuant to which the Purchaser shall pay the Vendor quarterly a royalty of $10 per tonne of ore processed using the Assets, except ore processed to test operational functioning of the Jolu Mine or fixtures relating thereto.

6. The Purchaser and the Vendor agree to elect jointly in accordance with the provisions of Section 85(1) of the *Income Tax Act* (Canada), in prescribed form and within the time stipulated in Section 85(6) of the said Act, that the Vendor's proceeds of disposition of the Assets and the Purchaser's cost of the Assets be the sum of $350,000 (herein called the "**Elected Amount**").

7. The Purchaser and the Vendor hereby acknowledge that, to the best of their knowledge, the Elected Amount represents the tax cost (as that term is defined in the Income Tax Act (Canada) to the Vendor of the Assets on the Effective Date. However, if at any time hereafter, it is determined by the parties hereto or if it is finally determined by the Canada Customs and Revenue Authority, a tribunal or Court of competent jurisdiction or otherwise, that the adjusted cost base to the Vendor of the Assets on the Effective Date is greater or less than the Elected Amount herein provided, the parties will amend this Agreement and change the Elected Amount to ensure that the Elected Amount is equal to the adjusted cost base to the Vendor of the Assets as determined pursuant to this paragraph.

8. The purchase of the Assets under this Agreement is subject to all necessary regulatory approvals (the "**Approvals**") which the parties agree to use their best efforts to obtain. The effective

date of the purchase and sale herein described (herein called the "**Effective Date**") will be the close of business on the second business day following receipt of the last of the Approvals but in any event not later than March 31, 2003 .

9. This Agreement will be interpreted in accordance with the laws of the Province of Saskatchewan.

10. Each party will at any time, and from time to time hereafter, take any and all steps and execute, acknowledge and deliver to the other party any and all deeds, forms, instruments, documents and assurances that the other party may reasonably require for the purpose of giving full force and effect to the provisions of this Agreement, including all documents representing the Assets in the name of the Vendor, duly endorsed for transfer to the Purchaser.

11. All terms not defined herein or in Schedules "A" and "B" shall have the meanings ascribed thereto in Schedule "D" attached hereto unless otherwise defined.

12. This Agreement may be executed by the parties by facsimile and in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13. Any notice or other document required or permitted to be given hereunder will be considered well and sufficiently given by hand delivery or by prepaid first class mail addressed to the parties as follows:

(a) If to the Purchaser:

Joh Development Corporation
1500 – 1874 Scarth Street
Regina, Saskatchewan
S4P 4E9
Attention: Todd Rosenberg
Fax: (306) 352-5250

(b) If to the Vendor:

CDG Investments Inc.
500, 926 – 5th Avenue S.W.
Calgary, Alberta
T2P 0N7

Attention: James Devonshire
Fax: (403) 266-2606

(c) If to Golden Band:

Golden Band Resources Inc.
Suite 900 – 475 Howe Street
Vancouver, BC
V6C 2B3

Attention: Ronald K. Netolitzky
Fax: (604) 684-9877

14. Time is of the essence hereof.

15. This Agreement shall enure to the benefit of and be binding on the respective successors, heirs, executors, administrators and permitted assigns of each of the parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CDG INVESTMENTS INC.

By: ______________________
Authorized Signing Officer

JOLU DEVELOPMENT CORPORATION

By: ______________________
Authorized Signing Officer

GOLDEN BAND RESOURCES INC.

By: ______________________
Authorized Signing Officer

SCHEDULE "A-1"

ASSETS – SURFACE LEASES & MINING LEASES

Surface Lease means the Jolu Project surface lease agreement dated June 7, 1988, between Her Majesty the Queen in Right of the Province of Saskatchewan, as Lessor, and Roy ex Gold Mining Corporation (a predecessor to Corona) and Mahogany Minerals Resources Inc. (a predecessor to Mahogany), as Lessee, as assigned by an assignment of lease made as of June 28, 1988 among Roy ex Gold Mining Corporation and Mahogany Minerals Resources Inc., as assignors, Mahogany-Jolu Mining Inc. and Jolu-Corona Mining Inc., as assignees, and Her Majesty the Queen in Right of the Province of Saskatchewan, and by a memorandum of agreement made as of November 20, 1990 among Mahogany-Jolu Mining Inc., Mahogany, Corona Corporation, Jolu-Mining Inc. and Her Majesty the Queen in Right of the Province of Saskatchewan assigned to the Vendor as and by a subsequent Assignment dated August 31, 1992 and January 15, 1996 and as extended by letter agreement dated June 26, 1998 between Golden Rule Resources Ltd. (the prior name of the Vendor) and the Government of Saskatchewan, as represented by Northern Affairs in respect of the property described therein and attached to this Schedule "A-1".

The Assets will also include rights to $328,500 in respect to the Jolu Mill site of the total $374,000 environmental bond, a copy of which is attached to this Schedule "A-1".

The following are details of outstanding lease and property tax liabilities relating to the Jolu Mill site:

LEASE AND PROPERTY TAX LIABILITIES JOLU MILL:

I. Leases Payable			
JOLU			
MILL			
Property 200089	$	35,125.50	Jun-00
	$	35,125.50	Jun-01
	$	35,125.50	Jun-02
arrears interest to 08/15/02	$	13,380.94	
	$	118,757.44	
JOLU MILL - Right of Way			
Property 302633	$	14,006.25	Jan-00
	$	14,986.69	Jun-01
	$	14,986.69	Jun-02
arrears interest to 08/15/02	$	5,822.61	
	$	49,802.24	
Total leases payable 08/15/02	**$**	**168,559.68**	
II. Property Taxes Payable			
JOLU			
MILL			
Property 200089	$	18,065.00	2000
	$	19,197.00	2001
	$	20,050.20	2002
Non-payment penalties to 08/15/02	$	5,713.66	
Total property taxes payable 08/15/02	**$**	**63,025.86**	
TOTAL JOLU TAXES AND LEASES PAYABLE 08/15/02	**$**	**231,585.54**	

Arrears interest and penalties above have been verified to the most recent statements received from Saskatchewan Environment and Resource Management and Saskatchewan Government Relations and Aboriginal Affairs. No attempt has been made to calculate accrued interest from August 15, 2002 to date, although it is understood that such amounts will become part of the liabilities vended.

HSBC

115407-1-0

Branch: Calgary 5th Avenue, Transit 10149

Date of Issue: July 1, 2002

Beneficiary: Her Majesty the Queen, in right of the Province of Saskatchewan as represented by the Minister of Saskatchewan Environment and Resource Management Legislative Building, Regina, Saskatchewan S4S 0B3

Dear Sirs:

Re: **Third Amendment of Irrevocable Standby Letter of Credit No. 10149-2000-036**

1. We advise that our Irrevocable Standby Letter of Credit No. 10149-2000-036 (the "L/C") in the amount of CAD374,000.00 (Canadian Dollars Three Hundred and Seventy Four Thousand--00/100 only) in your favour for the account of our customer, Waddy Lake Resources Inc. (the "Customer") is amended as follows:

   a) The expiry date of this Irrevocable Standby Letter of Credit No. 10149-2000-035 is extended from July 1, 2002 to July 1, 2003.

2. All other terms of the Standby Letter of Credit remain unchanged.

3. This amendment is subject to your consent by returning an acknowledged copy to our office at 333-5th Avenue S.W., Calgary, Alberta, T2P 3B6, to the attention of the L/C Department.

4. This amendment forms part of the original Standby Letter of Credit and must be attached to the original L/C for payment thereunder.

COPY

Yours truly,
HSBC BANK CANADA

Brendan Ross
Credit Officer
Commercial Banking

Perry Englot
Vice President and Manager

Acknowledged acceptance this ____ day of ________, 2002.

____
Per:

HSBC Bank Canada
Commercial Banking
333 – 5th Avenue S.W., Calgary, Alberta T2P 3B6
Tel: (403) 265-7371 Fax: (403) 410-7034

Northern
Affairs

P.O. Box 5000
La Ronge, Canada
S0J 1L0

(306) 425-4200
Fax: (306) 425-4349

June 26, 1998

Mr. Robert J. Lemmon
Treasurer
Golden Rule Resources Ltd.
Suite 1000
800 - 5th Avenue S. W.
Calgary, Alberta
T2P 3T6

Dear Mr. Lemmon:

Re: Jolu Project Surface Lease Agreement dated June 17, 1988

I received your June 17, 1998 letter requesting that the Jolu Project Surface Lease Agreement dated June 17, 1988 be extended beyond the nominal ten-year term to allow for completion of decommissioning, reclamation and post-decommissioning activities on-site.

In accordance with Article 22.1 of the Agreement which states ", the term of this Agreement shall be for ten (10) years, commencing on the execution of this Agreement, or such longer period as is necessary to allow the Lessee to construct and operate its mine and plant, and to engage in any other activity for which the Agreement is intended.", this letter of response, shall be taken by Golden Rule Resources Ltd. as confirmation that the Jolu Project Surface Lease Agreement shall continue in force beyond its originally specified nominal term, subject to the following reservations and understandings:

- no amended use of the lease lands, other than those provided for within the terms of the Jolu Project Surface Lease Agreement dated June 17, 1988 are permitted;
- this confirmation of the continuance of the Agreement does not relieve the Lessee from responsibility for concluding as expeditiously as possible, decommissioning and reclamation activities of the Lease Lands and facilities located thereon;
- the term of the post-decommissioning period shall be determined by Saskatchewan Environment and Resource Management based on monitoring results.

- once decommissioning, reclamation and post-decommissioning have been carried out to the satisfaction of Saskatchewan Environment and Resource Management, a written surrender will be required to clarify that the lease is at an end.

- this confirmation of the continuance of the Agreement shall be appended to, and form part of, the original surface lease agreement;

- all terms and conditions of the Jolu Project Surface Lease Agreement dated June 17, 1988, including amendments and Assignments of Interest made thereto, shall remain in force and shall, at all times, be subject to The Forest Act, The Provincial Lands Act and all applicable Saskatchewan Legislation regarding the disposition of surface rights, and regulations made under these Acts, and to any substitutions, alterations, and amendments from time to time passed and made.

I trust this confirmation of the continuance of the Agreement will address your needs for continued land tenure to allow you to engage in activities for which the Agreement was intended.

I am providing you with duplicate copies of this correspondence. If everything is satisfactory for your purposes, please print your name below the signature line and sign and date both copies and return one copy to me. Please retain the second copy for your records, and as noted above, append it to your copy of the Jolu Project Surface Lease Agreement.

C Rowlett

Carol Rowlett
Program Liaison Coordinator

R.J. Lemmon

President

Golden Rule Resources Ltd.

July 7/98

Date

cc: John Schisler, SERM
Richard Turkheim, Saskatchewan Northern Affairs
Ray Petrich, Justice
Larry Oberik, SERM

ASSIGNMENT OF SURFACE LEASE

THIS AGREEMENT made effective as of the 15th day of January, 1996 (hereafter denoted as the "Effective Date")

BETWEEN:

Golden Rule Resources Ltd., a corporation incorporated under the laws of the Province of Alberta, with its head office and registered office located in Calgary, Alberta, and registered extraprovincially in the Provinces of British Columbia, Saskatchewan, Ontario, Quebec and the Northwest Territories (hereinafter called "**Golden Rule**")

OF THE FIRST PART

AND:

Waddy Lake Resources Inc., incorporated under the laws of the Province of Ontario as Waddy Lake Mines Limited and later by Articles of Amendment, its Corporate name changed to Waddy Lake Resources Inc., and later by Articles of Continuance, continued under the provisions of the Canada Business Corporations Act, with its head office located in Calgary, Alberta, and registered extraprovincially to carry on business in the Province of Saskatchewan (hereinafter called "**Waddy Lake**")

OF THE SECOND PART

AND:

THE GOVERNMENT OF SASKATCHEWAN as represented by the Minister of Northern Affairs and the Minister of Environment and Resource Management (hereinafter collectively called the "**Minister**")

OF THE THIRD PART

WHEREAS Golden Rule, by an Assignment of Interest dated August 31, 1992, became the Lessee under the Jolu Project Surface Lease Agreement (hereinafter referred to as the "Surface Lease") dated the 17th day of June, 1988 between Her Majesty the Queen in right of the Province of Saskatchewan as the Lessor and Royex Gold Mining Corporation and Mahogany Minerals Resources Inc. as the Lessee;

AND WHEREAS each of Corona and Mahogany transferred and assigned its entire rights, title and interest to and in Mineral Leases #Q-4438, Q-4439, Q-4440, Q-4441, Q-4442, Q-4443, Q-4444, and Q-4445 to Golden Rule;

AND WHEREAS Golden Rule, by successorship in title is Lessee under the Surface Lease, has requested that the Minister consent to an assignment of the Surface Lease from Golden Rule to Golden Rule and Waddy Lake and recognize and accept Golden Rule and Waddy Lake as the Lessee of the Surface Lease in the place and stead of Golden Rule and the Minister is prepared to give such consent on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged) the Parties hereby agree as follows:

1. The recitals hereof shall form an integral part of this Agreement as though herein incorporated at length.

2. Golden Rule hereby assigns and transfers to Golden Rule and Waddy Lake by way of an absolute assignment its interest in the Surface Lease, including its interest in the unexpired residue of the term of years thereunder, and all right, title and interest of Golden Rule in and to, and the benefits of and under the Surface Lease.

3. Golden Rule covenants and agrees that from 12:01 a.m. on the Effective Date, Golden Rule and Waddy Lake may enjoy the lands and premises described in the Surface Lease for the residue of the said term of years and any renewal thereof, without interruption by Golden Rule or any persons claiming through it.

4. Golden Rule and Waddy Lake covenant and agree to assume, fulfil and perform all covenants, agreements, undertakings, obligations and liabilities of the Lessee under the Surface Lease, whether arising or accruing before or after the Effective Date.

5. Golden Rule and Waddy Lake agree to execute and deliver any further and additional documents necessary or advisable to carry out the true intent and meaning of this Agreement.

6. The Surface Lease and this assignment shall at all times be subject to The Forest Act, The Provincial Lands Act and all applicable Saskatchewan legislation regarding the disposition of surface rights, and the regulations made thereunder, and to any substitutions, alterations and amendments from time to time passed and made as if the same were incorporated in this Assignment of Surface Lease.

7. The Parties further agree that there shall be no further or other assignment, transfer or subletting of the Surface Lease or any part thereof or any of the rights or privileges of the Lessee or any of the corporations comprising the Lessee contained therein without the written consent of the Minister, which shall not be unreasonably withheld.

8. Pursuant to Article 18.0 of the Jolu Project Surface Lease Agreement, the Minister of Northern Affairs and the Minister of Environment and Resource Management hereby consent to this assignment on the terms and conditions contained herein.

9. The addresses of Golden Rule and Waddy Lake for all notices to be hereafter served on it under the Surface Lease shall be:

Golden Rule Resources Ltd.
Suite 1450, 125 - 9th Avenue S.E.
Calgary, Alberta
T2G 0P6

Telephone: (403) 233-7898
Facsimile: (403) 266-2606

and

Waddy Lake Resources Inc.
Suite 1450, 125 - 9th Avenue S.E.
Calgary, Alberta
T2G 0P6

Telephone: (403) 233-7898
Facsimile: (403) 266-2606

11. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

12. The Surface Lease is in all other respects ratified and confirmed by the Parties hereto, and Golden Rule and Waddy Lake covenant with the Minister to be jointly and severally bound by all obligations and liabilities of the Lessee thereunder whether arising or accruing before or after the Effective Date as though Golden Rule and Waddy Lake were named therein in the place and stead of Golden Rule.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

MINISTER OF NORTHERN AFFAIRS **DATE**

Per: ______________________ Jan 11/96

MINISTER OF ENVIRONMENT AND RESOURCE MANAGEMENT

Per: Lorne Scott ______________________ Jan 15/96

Golden Rule Resources Ltd.

Per: ______________________ 12/12/95

Waddy Lake Resources Inc.

Per: ______________________ 12/12/95

ASSIGNMENT OF SURFACE LEASE

THIS AGREEMENT made effective as of the 31st day of August, 1992 (hereafter denoted as the "Effective Date").

BETWEEN:

CORONA-HEMLO INC., an Ontario corporation with an address at 2500 - 666 Burrard Street, Vancouver, British Columbia, V6C 2X8

(hereinafter called "Corona")

OF THE FIRST PART

AND:

INTERNATIONAL MAHOGANY CORP., a British Columbia company with an address at 1305 - 1090 West Georgia Street, Vancouver, British Columbia, V6E 3V7

(hereinafter called "Mahogany")

OF THE SECOND PART

AND: GOLDEN RULE RESOURCES LTD, an Alberta corporation with an address at 1450, 125 - 9th Avenue S.E., Calgary, Alberta, T2G 0P6

(hereinafter called "Golden Rule")

OF THE THIRD PART

AND:

HER MAJESTY THE QUEEN in right of the Province of Saskatchewan herein represented by the Minister of Community Services and the Minister of Natural Resources

(hereinafter collectively called the "Minister")

OF THE FOURTH PART

WHEREAS Royex Gold Mining Corporation ("Royex") and Mahogany Minerals Resources Inc. ("MMRI") entered into a surface lease agreement (hereinafter referred to as the "Surface Lease") dated the 17th day of June, 1988 between Her Majesty the Queen in Right of the Province of Saskatchewan as lessor (the "Lessor") and Corona and Mahogany as lessee (the "Lessee");

AND WHEREAS by successorship in title to Royex and MMRI, Corona and Mahogany are, currently parties to the Surface Lease Agreement;

AND WHEREAS each of Corona and Mahogany has transferred and assigned its entire right, title and interest to and in Mineral Leases #Q-4438, Q-4439, Q-4440, Q-4441, Q-4442, Q-4443, Q-4444, and Q-4445 to Golden Rule;

AND WHEREAS the Lessee under the Surface Lease has requested that the Minister consent to this assignment of the Surface Lease from Corona and Mahogany to Golden Rule and recognize and accept Golden Rule as the Lessee of the Surface Lease in the place and stead of Corona and Mahogany and the Minister is prepared to give such consent on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged) the parties hereby agree as follows:

1. The recitals hereof shall form an integral part of this Agreement as though herein incorporated at length.

2. Each of Corona and Mahogany hereby assigns and transfers as of the Effective Date to Golden Rule by way of an absolute assignment its interest in the Surface Lease, including its interest in the unexpired residue of the term of years thereunder, and all of its right, title and interest in and to, and the benefits of and under the Surface Lease.

3. Each of Corona and Mahogany covenants and agrees that from 12:01a.m. on the Effective Date, Golden Rule may enjoy the lands and premises described in the Surface Lease for the residue of the said term of years and any renewal thereof, without interruption by either Corona or Mahogany or any persons claiming through any of them.

4. Golden Rule covenants and agrees to assume, fulfil and perform all covenants, agreements, undertakings, obligations and liabilities of the Lessee under the Surface Lease, whether arising or accruing before or after the Effective Date.

5. Each of Corona, Mahogany and Golden Rule agrees to execute and deliver any further and additional documents necessary or advisable to carry out the true intent and meaning of this Agreement.

6. The Surface Lease and this assignment shall at all times be subject to The Forest Act, The Provincial Lands Act and all applicable Saskatchewan legislation regarding the disposition of surface rights, and the regulations made thereunder, and to any substitutions, alterations and amendments from time to time passed and made as if the same were incorporated in this Assignment of Surface Lease.

7. The parties further agree that there shall be no further or other assignment, transfer or subletting of the Surface Lease or any part thereof or any of the rights or privileges of the Lessee or any of the corporations comprising the Lessee contained therein without the written consent of the Minister, which shall not be unreasonable withheld.

8. Pursuant to Article 18.0 of the Surface Lease, Her Majesty the Queen in right of the Province of Saskatchewan as represented by Her Minister of Community Services and Her Minister of Natural Resources hereby consents to this assignment on the terms and conditions contained herein.

9. The Minister, by his execution hereof, does hereby wholly release and discharge each of Corona and Mahogany from all obligations and liabilities under the Surface Lease.

10. The address of Golden Rule for all notices to be hereafter served on it under the Surface Lease shall be:

Golden Rule Resources Ltd.
#1450, 125 - 9th Avenue S.E.
Calgary, Alberta
T2G 0P6

Telephone: (403) 233-7898
Facsimile: (403) 266-2606

11. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12. The Surface Lease is in all other respects ratified and confirmed by the Parties hereto, and Golden Rule covenants with the Minister to be bound by all obligations and liabilities of the Lessee thereunder whether arising or accruing before or after the Effective Date as though Golden Rule were named therein in the place and stead of Corona and Mahogany.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

(SEAL)

CORONA-HEMLO INC.

Per: ____________________

Per: ____________________

(SEAL)

INTERNATIONAL MAHOGANY CORP.

Per: ____________________

Per: ____________________

(SEAL)

GOLDEN RULE RESOURCES LTD.

Per: ____________________

Per: ____________________

MINISTER OF COMMUNITY SERVICES

Per: ____________________

MINISTER OF NATURAL RESOURCES

Per: ____________________

FET\GOLDENRU.LG\ASSN-SUR.192

① Term is 10 yrs from 6-7-88
② Transfer to Golden Rule
③

JOLU PROJECT SURFACE LEASE AGREEMENT

Between

Her Majesty, the Queen

and

ROYEX GOLD MINING CORPORATION

and

MAHOGANY MINERALS RESOURCES INC.

Table of Contents

LEASE AGREEMENT

THIS AGREEMENT made this 7th day of June, A.D. 1988.

BETWEEN:

HER MAJESTY THE QUEEN, in right of the Province of Saskatchewan herein represented by the Minister of the Department of Economic Development and Tourism and the Minister of the Department of Parks, Recreation and Culture, (hereinafter collectively called "the Minister")

OF THE FIRST PART

- AND -

ROYEX GOLD MINING CORPORATION, a corporation incorporated under the laws of Ontario by certificate of amalgamation; and MAHOGANY MINERALS RESOURCES INC., a corporation incorporated under the laws of British Columbia; (hereinafter collectively called the "Lessee").

OF THE SECOND PART

WHEREAS, the Lessee as the holder of eight quartz leases (Q4438-Q4445, inclusive) dated August 15, 1985, situated in the Rottenstone Lake Mining District, in the Windrum Lake area, Athabaska Mining Division, of the Province of Saskatchewan has carried out exploration activities and is now planning to establish a gold mine and milling facility;

AND WHEREAS the Minister is the owner of and has the right to enter into a lease agreement involving the following land in the Province of Saskatchewan, that is to say the land as described on the map titled Jolu Project, Site 1, dated 03/02/87, with revisions up to and including 09/08/87, attached hereto as Appendix "A" and all containing 464 hectares more or less (which area is hereinafter called "the lease lands");

AND WHEREAS, the Lessee, by reason of the foregoing, has applied for a lease of the surface rights to certain lands;

AND WHEREAS, the Minister has agreed to grant such application for a surface lease under the terms and conditions herein contained;

NOW THEREFORE THIS INDENTURE WITNESSETH that by the authority of The Forest Act, The Provincial Lands Act and all Saskatchewan legislation regarding the disposition of surface rights, and the regulations made thereunder, and in consideration of the rents and subject to the terms, covenants, provisos, conditions, restrictions and stipulations hereinafter expressed and contained, the Minister hereby grants, demises and leases unto the Lessee surface rights, including, without limiting the generality of the foregoing, the right to enter upon, use and occupy the lease lands or any part or parts thereof for the purposes described in Article 2.0 hereof;

TO HAVE AND TO HOLD the lease lands for the term set out in Article 22.1 hereof;

YIELDING AND PAYING therefore to the Minister during the term of this Agreement, including any extension thereof, in respect of the lands leased hereunder, the amounts for rent, and any additional charges, as are prescribed for provincial lands by the Resource Lands Regulations in force as amended from time to time under The Provincial Lands Act, such amounts and charges being payable yearly in advance on the first day of June, the first of such payments to be made on the effective date of this Agreement as first above written;

PROVIDED ALWAYS and this demise is granted upon and subject to the following terms, covenants, provisos, conditions, restrictions, and stipulations, that is to say:

PART I

Article 1.0 Rent or Charges

1.1 The Lessee shall and will pay to the Minister at the Resource Lands Branch of the Department of Parks, Recreation and Culture at Prince Albert, Saskatchewan, the amounts for rent or other charges as herein expressly provided without any deductions whatsoever.

1.2 The Lessee shall within one year following the date of execution of this Agreement prepare and deliver to the Minister a registered, legal plan of survey to more precisely define the lease lands which are the subject of this Agreement. Following Ministerial approval of such legal survey, the legal survey map shall become Appendix "A" hereto in the place and stead of the current Appendix "A".

1.3 The Lessee shall provide to the Minister on the first day of April each year a description of the extent of development of the lease lands in such detail as is necessary to calculate rent or other charges.

1.4 Should the Lessee fail to comply with Article 1.3, the Minister may determine the extent of development of the lease lands for purposes of calculating amounts for rent or other charges.

Article 2.0 Use of Lands

2.1 The Lessee agrees to obtain and to comply with the terms of any Ministerial Approval issued pursuant to The Environmental Assessment Act or any other permit, licence, approval, permission or consent issued pursuant to any and all other laws in force in the Province of Saskatchewan in respect of the use of the lease lands pursuant to this Agreement and further agrees not to use the lease lands for any purpose other than for:

a) the mining of gold bearing ore including any by-products and including all dewatering activities related thereto;

b) the operation of a mill for processing mineral ore;

c) the construction and use of tailings ponds and waste management areas;

d) the construction and use of campsites and ancillary facilities required for the operations of the Lessee on the lease lands;

e) the construction, modification, and use of all buildings, structures, facilities, machinery, equipment, supplies, air strips, power, fuel and water supply, roads, and all other support and service facilities, relating to the construction and operation of the mine, mill, or other permitted site activities; and

f) the reclamation and decommissioning of the lease lands, and facilities located thereon.

2.2 Without restrictng the generality of the foregoing any buildings or structures not required for the works authorized under Article 2.1 shall only be constructed on the lease lands with the prior written approval of the Minister.

2.3 The Minister acknowledges that there is no merchantable timber or wood standing on the lease lands and that the Lessee shall, in the conduct of its operations thereon, have the right to remove such growth therefrom in consultation with the Minister as may be necessary in the conduct of its operations.

2.4 The Lessee shall, subject to the written approvals required by The Water Corporation Act and all Saskatchewan legislation, have the right to construct and operate water works, and to use, drain or remove water from any lake, pond or other body of water located in whole or in part on the lease lands.

Article 3.0 Payment of Taxes

The Lessee will pay all charges, taxes, rates and assessments, whatsoever, whether municipal, provincial, or otherwise, which may at any time during the continuance of this Agreement be charged upon or become payable in respect of the occupation thereof by the Lessee or of any business or operations conducted thereon by the Lessee.

Article 4.0 Improvements and Roadways

The Minister acknowledges that at the present time there are improvements on the lease lands, that is the former Decade mine workings, mill buildings and related dumps, roads and

other improvements, in addition to those constructed by the Lessee. With respect to all future road construction the Lessee agrees to avoid unnecessary road construction and agrees to comply with the terms, conditions and requirements of the "Guidelines for Environmental Protection During Road Development", Saskatchewan Environment, September, 1981, and the "Guidelines for Environmental Protection During Development and Restoration of Sand and Gravel Pits", Saskatchewan Environment, September, 1983, reprinted November, 1987.

Article 5.0 Access to Lease Lands

5.1 In this Article "employees" means:

(a) employees of the Department of Human Resources, Labour and Employment, Province of Saskatchewan;

(b) employees of the Department of the Environment and Public Safety, Province of Saskatchewan;

(c) employees of the Department of Economic Development and Tourism, Northern Affairs Secretariat, Province of Saskatchewan;

(d) employees of the Department of Parks, Recreation and Culture, Province of Saskatchewan;

(e) employees of the Department of Education, Province of Saskatchewan;

(f) any other person designated by the Minister to monitor compliance by the Lessee with the provisions of this Agreement, in consultation with the Lessee.

5.2 The Lessee agrees to provide the Minister and his employees with access to the lease lands with or without prior notice, and the right to take necessary equipment on the lease lands for the purpose of monitoring compliance by the Lessee with the provisions of this Agreement. The Lessee further agrees to furnish the Minister with such information as may be required in order to enable the Minister to perform the said monitoring for compliance.

5.3 It is further agreed by the Lessee that employees of the Department of Parks, Recreation and Culture shall have access to the lease lands at any reasonable time for resource management purposes.

5.4 The Minister acknowledges that the Lessee shall have the right to reasonably withhold public access to the lease lands for reasons of security, liability and public safety.

5.5 The Lessee agrees that usage of the roads on the lease lands by other companies operating in the area will not be unreasonably withheld. It will be reasonable to withhold consent until a reasonable cost-sharing agreement has been negotiated with said companies or if the said companies do not pay their share of costs in accordance with the said agreement. Such usage shall be permitted pursuant to terms and conditions agreed upon by the prospective user and the Lessee and pursuant to the following principles and guidelines;

(a) The Lessee should not incur any incremental cost because of third party usage;

(b) The roads must be maintained in good condition;

(c) Parties in the exploration stage of mineral development will pay a fee for usage which will cover any incremental costs and a proportionate share of normal maintenance costs. In the event of major repairs required due to usage by a particular company, that company will be required to fund 100% of such costs;

(d) Any company commencing construction of a mine and surface facilities desiring to use the road will be required to contribute a proportionate share of the capital costs of construction of the roads;

(e) If the activities of any company using the road obstructs use of the road by the Lessee, that company would be required to refund the Lessee for any incremental costs or losses arising therefrom.

Article 6.0 Place of Business

The Lessee shall maintain the office and place of business of the operator of the Jolu Project, in the Province of Saskatchewan, and at such office shall make available to the Minister or his authorized representative on reasonable notice any and all books and records with respect to operations of the Lessee on the lease lands which the Minister or his authorized representative may require pursuant to the provisions of this Agreement.

PART II

SAFETY OF WORKERS AND ENVIRONMENTAL PROTECTION

Article 7.0 Safety Measures

The Lessee agrees to co-operate with the Department of Human Resources, Labour and Employment of Saskatchewan in order for the Department to be satisfied that the operations of the Lessee on and in respect of the lease lands are in accordance with all laws and regulations.

7.1 The Lessee agrees that its safety program will be designed, administered and controlled by the Lessee in compliance with the Saskatchewan Occupational Health and Safety Act and all applicable regulations thereunder.

7.2 The Lessee has agreed to adopt the following objectives for its Safety Program:

(a) protect employees against health and accident hazards in their work environment; and
(b) ensure adequate medical care which in any event reflects current good Canadian mining practice.

Article 8.0 Environmental Protection

The Lessee agrees to comply with any requirements of the Department of Environment and Public Safety regarding construction and operation of the project and decommissioning of the lease lands and facilities located thereon.

PART III

DIRECT EMPLOYMENT AND ECONOMIC BENEFITS FOR PEOPLE LIVING IN NORTHERN SASKATCHEWAN

Article 9.0 Intent

9.1 The parties to this Agreement recognize that the operations of the Lessee on and in respect of the lease lands is essentially a three year operation with some potential for on-going activities.

9.2 The fundamental intent of this part of the Agreement is to enhance the positive economic climate in northern communities.

9.3 Further, it is the intent of the parties to provide a co-operative atmosphere for the Lessee to provide access to employment and economic opportunities for the people of northern communities.

9.4 The Minister and the Lessee agree that the provisions of this part of the Agreement are to establish a mutually agreed upon framework of reasonable expectations from both parties.

Article 10.0 Employment Policies and Practices

10.1 The Lessee agrees in consultation with the Department of Economic Development and Tourism, Northern Affairs Secretariat and the Northern Division of the Department of Education to implement northern employment policies (social and economic factors considered), through the following practices:

(a) negotiation and submission of a Human Resource Development Agreement prior to commencement of operations on the lease lands;

(b) special recruiting efforts in northern communities will be undertaken in co-operation with local governments, Indian Bands, and federal and provincial agencies.

10.2 The Lessee agrees that where practical it will cause all contractors working on site to adopt similar policies of employment, recruitment and reporting, that will contribute to the achievement of the intent as stated in Article 9.0.

Article 11.0 Training and Development Program

11.1 Both parties agree that the Lessee has the ultimate responsibility for the training of employees to the extent necessary to meet its needs.

11.2 The Lessee agrees to the extent possible to upgrade, educate, and protect its employees and to provide a healthy and rewarding work environment.

11.3 The parties to this Agreement agree that an effective training mechanism is continuous and progressive on-the-job training as provided in the Human Resource Development Agreement.

11.4 The Minister agrees that every reasonable effort on the part of the Government will be made to provide industrial English and general educational upgrading courses in appropriate northern communities in the vicinity of the lease lands which would make the transfer of skills on the job more effective. The provision of opportunities for technical education in northern communities would assist northern people to compete for a wider range of jobs.

11.5 Where it is mutually advantageous and agreeable to the Lessee and an employee, the Lessee will take those steps that are necessary to record the details of employment with the Northern Division of the Department of Education of the Province of Saskatchewan, according to The Apprenticeship and Tradesman Qualification Act.

Article 12.0 Commercial Opportunities

12.1 Both parties to this Agreement recognize that it is reasonable to expect economic opportunities for businesses based or operating in northern communities to arise as a result of this operation.

12.2 The Lessee agrees that, where it is consistent with the intent of this Agreement, the economics of the project and good Canadian mining practice, it will encourage the participation of local northern businesses through the following practices:

(a) prepare annual forecasts of economic opportunities for local, northern and Saskatchewan enterprises pertaining to the construction, operation and reclamation phases of the project;

(b) identify potential opportunities for northern businesses and make efforts to foster these;

(c) maintain ongoing contact with the northern Saskatchewan business community and the Department of Economic Development and Tourism;

(d) wherever feasible to give local northern businesses the opportunity to bid or quote on contracts on an invitational basis;

(e) fragmentation of contracts or purchase packages where reasonable and feasible;

(f) provisions of tender documents at one or more locations in northern Saskatchewan.

12.3 The Lessee agrees that it is desirable and it will use its best efforts to require all permanent contractors working on site to adopt similar policies toward northern business, so as to contribute to the achievement of the intent of this part of the Agreement.

Article 13.0 Monitoring

13.1 The Minister and the Lessee agree that the Government of Saskatchewan is responsible for monitoring the success of the intent of Part III of this Agreement.

13.2 In light of this and in a spirit of co-operation, both parties to this Agreement will establish and maintain an open dialogue for timely and relevant exchange of information.

13.3 The Lessee will file employment and business statistics and information with the Government of Saskatchewan necessary to reflect effectively the degree of achievement of objectives.

13.4 The Lessee will file with the Government of Saskatchewan similar information detailing the success and achievements of on-site contractors.

13.5 The Lessee on an annual basis will submit its forecast of economic opportunities for local northern and Saskatchewan enterprises to the Government of Saskatchewan.

Part IV

MISCELLANEOUS PROVISIONS

Article 14.0 Compliance with Certain Selected Statutes

The Lessee agrees to perform, observe and comply with all laws in force from time to time in the Province of Saskatchewan including without limiting the generality of the foregoing, provisions of the The Provincial Lands Act, The Forest Act, The Wildlife Act, The Occupational Health and Safety Act, The Fur Act, The Mineral Resources Act 1985, The Department of the Environment Act 1984, The Groundwater Conservation Act, The Litter Control Act 1985, The Air Pollution Control Act, The Environmental Assessment Act, The Boiler and Pressure Vessel Act, The Electrical Inspection and Licensing Act, The Fire Prevention Act, The Gas Inspection and Licensing Act, The Passenger and Freight Elevator Act, The Radiation Health and Safety Act, The Public Health Act, The Environmental Management and Protection Act, The Water Corporation Act, and The Crown Minerals Act.

Article 15.0 Scope of Covenant

Except as more generally provided for in Article 14.0, the covenants of the Lessee in this Agreement have reference only to the operations of the Lessee to be conducted on the lease lands and not to any other operation of the Lessee.

Article 16.0 Termination of Agreement

16.1 In the event of the Lessee failing to pay the said rent or any part thereof when due, whether formally demanded or not, or failing to observe or perform any of the covenants, conditions, provisos and stipulations herein agreed to be observed and performed in Articles 1.0, 2.0, 3.0, 5.0, 7.0, 8.0, 14.0, 18.0 and 19.0, the Minister may give written notice (hereinafter called the "default notice") thereof to the Lessee specifying the alleged failure. The Lessee shall thereupon within thirty (30) days commence to remedy and diligently continue to remedy the default and take as appropriate any steps required to ensure that the failure will not again occur.

16.2 If a default notice is given and if the Lessee does not proceed in the manner contemplated in Article 16.1, the Minister may by notice to the Lessee, terminate this Agreement on such date as may be specified in the notice and, notwithstanding the termination of this Agreement, the Lessee shall be required to carry out all reclamation activities required under the Mineral Industry Pollution Prevention Regulations of the Province of Saskatchewan, and in such event shall keep harmless and indemnify the Minister against any claims arising from such activities.

16.3 Notwithstanding the foregoing provisions of this Article 16.0, the Lessee may, prior to the expiration of the thirty (30) days referred to in Article 16.1 apply to the Minister for relief from the requirements which have given rise to the failures set out in default notice. The Minister may grant relief from any of the said requirements if he is of the opinion that the Lessee has used or instituted its best efforts to meet the requirements, and in granting such relief the Minister may establish alternative procedures and requirements that the Lessee shall fulfill. If the Lessee fails to comply with the decision of the Minister within a further thirty days, the Minister may, by notice to the Lessee, terminate this Agreement.

16.4 The Minister shall be entitled to waive all rights of termination and forfeiture arising under this Agreement by reasons of any default if, in his opinion, the cause of such default justifies the waiving of such rights, and thereupon this Lease shall be construed and the Lessee's rights hereunder shall continue as though no such default had occurred. All such waivers must be in writing and signed by the Minister and shall not prejudice any right of the Minister in the case of any other default.

16.5 It is agreed that this Agreement does not restrict the Lessee from commencing legal action in a court of law should the Minister terminate this Agreement.

Article 17.0 Arbitration

17.1 Without limiting the requirements, provisions and powers conferred on any Minister or official as contained in any Statute of the Province of Saskatchewan or Regulation thereunder, disputes arising out of the interpretation, performance or breach of Articles of this Agreement, other than Article 8.0 of this Agreement, may be submitted by either party to arbitration.

17.2 The Arbitration Act of Saskatchewan (except Articles 16 and 17 thereof) shall apply to any arbitration hereunder.

17.3 The arbitrator shall be such person as may be agreed upon by the parties. Failing such agreement within 10 days after the giving of the arbitration notice, the arbitration shall be conducted by a three person board of arbitration and both parties shall, within seven days from the expiration of the said 10 day period, appoint one nominee thereto and inform the other party of the name of its arbitrator. The parties' nominees shall all within seven days of their respective appointments agree upon a third arbitrator who shall be the chairman of the arbitration board. In the event either party fails within the time specified to select an arbitrator or the nominees of the two parties fail to agree upon a third arbitrator, then the third arbitrator or any arbitrator to represent the party in default or both such arbitrators may be appointed by the Chief Justice of the Court of Queen's Bench for the Province of Saskatchewan. The arbitrator (or the third arbitrator, in the case of an arbitration board) shall be a person who, by education and experience, is qualified to adjudicate the matter in issue.

17.4 The place of the arbitration shall be the city of Saskatoon, Province of Saskatchewan or such other place as the Chairman may determine, and the arbitrator or board of arbitration shall hear and dispose of the dispute, difference or question submitted in such manner as he (it) in his (its) discretion shall determine, but in so doing he (it) shall be required to receive the submissions of the parties hereto in respect of the said question, dispute or difference. The arbitrator or arbitration board in the conduct of the proceedings shall not be bound by the Rules of the Court of the Province of Saskatchewan or by the traditional rules of evidence.

17.5 The decision of the single arbitrator or a simple majority of the arbitration board shall be binding upon the parties. In the event the arbitration board is unable to arrive at a simple majority decision, the decision of the chairman shall be binding.

17.6 The arbitrator or the arbitration board shall have the authority to include in an award any of the following:

(a) a finding that there has been a breach of the Agreement;

(b) a finding that there has been no breach of the Agreement;

(c) an order for specific performance as could be awarded by a Judge of the Court of Queen's Bench;

(d) an order to pay a penalty for a breach of the Agreement;

(e) an order to pay a fixed sum daily by way of penalty until the party to pay discontinues or remedies the breach of this Agreement;

(f) a direction to pay damages;

(g) a finding that although there has been a breach of the Agreement, the circumstances were such that the party should be excused;

(h) an order confirming termination of this Agreement; and

(i) such other direction or order as the board deems necessary and equitable to ensure compliance with the spirit, intent and provisions of this Agreement.

17.7 The right to appeal is reserved to each of the parties provided a written notice of appeal is served on the respondent by the appellant within 15 days of receipt of the decision of the arbitration board.

17.8 Where a dispute has been submitted to arbitration, in addition to all of the powers contained in Article 17.6 the arbitrator or the arbitration board may make such interim orders as it considers appropriate pending resolution of the dispute.

17.9 Where any matter is referred to a board of arbitration the provisions of this Agreement shall continue in full force until a final determination has been made by the said board of arbitration and the period for commencing an appeal under Article 17.7 has expired, or if an appeal is made, until a final court decision is issued.

17.10 Where the Lessee fails to comply with an order of a board of arbitration or, where an appeal is taken, and the Lessee fails to comply with the final decision of a court, this Agreement shall terminate forthwith and the provisions of Articles 8.0 and 22.2 shall apply mutatis mutandis.

Article 18.0 Assignments

The Lessee will not assign, transfer or sublet this Lease or any part thereof or any of the rights or privileges contained herein without the written consent of the Minister which shall not be unreasonably withheld, and in the event an assignment is made, the assignee shall become a party to this Agreement.

Article 19.0 Indemnity

The Lessee agrees to keep harmless and indemnify the Minister from and against all losses, costs, expenses, claims and damages which may be incurred, suffered and sustained by him by reason of any act or omission of the Lessee, its servants, employees, agents and licensees in the exercise or purported exercise of the rights and privileges hereby granted, and further agrees to assume liability for all damages of any nature whatsoever by it, its servants, employees or agents, for which it is adjudged responsible according to due process of law. If any claim comes to the attention of the Minister which could give rise to a right of indemnity hereunder, the Minister shall promptly give notice to the Lessee and the Lessee may, at its option, elect to defend such claim, in which event the Minister will, at the Lessee's expense, co-operate with the Lessee in any reasonable ways including providing such information as the Lessee may reasonably request and allowing the Lessee to act for, on behalf and in the name of the Minister for such purposes.

Article 20.0 Force Majeure

The Lessee shall not be liable for failure to perform any of its obligations hereunder during periods in which performance is prevented by any cause reasonably beyond the Lessee's control, which causes are hereinafter called "Force Majeure". Without limiting the generality of the foregoing, for purposes of this Agreement, the term "Force Majeure" shall include strikes, or other industrial disturbances, (whether affecting the Lessee or any of its contractors or subcontractors), and lawful acts of the federal government and its agencies, it being understood that no affected employer shall be required to settle any strike, lockout or other industrial disturbance contrary to its wishes.

Article 21.0 Notices

Unless otherwise provided herein or agreed to in writing between the parties, any notices required or permitted to be given or sent by one party to the other shall all be in writing and delivered personally to the designated officer or representative of the party or sent by registered mail, postage prepaid, return receipt requested. Any such notice shall be addressed to the party to whom directed at the following addresses, and shall be deemed received seven (7) days after the mailing date thereof:

(a) in the case of the Minister:

Legislative Building
Regina, Saskatchewan
Canada
S4S OB3

Attention: Minister of the Department of Economic Development and Tourism

with a copy forwarded to:

Legislative Building
Regina, Saskatchewan
Canada
S4S OB3

Attention: Minister of the Department of Parks, Recreation and Culture

(b) and in the case of the Lessee:

Royex Gold Mining Corporation
P.O. Box 539
La Ronge, Saskatchewan, S0J 1L0

Attention: Project Manager

with a copy forwarded to:

Royex Gold Mining Corporation
1900-120 Adelaide Street West
Toronto, Ontario, M5H 1T1

Attention: Senior Vice President, Operations

with a copy forwarded to:

Mahogany Minerals Resources Inc.
2470 - 609 Granville Street
Vancouver, British Columbia, V7Y 1G5

Attention: Senior Vice President, Operations

Any party may at any time change its address of designated office or representative by giving written notice of such change, which shall, if mailed, be effective seven (7) days after the date of mailing thereof, and, if given by personal delivery, shall be effective on the day of delivery.

Article 22.0 Term of Agreement

22.1 Subject to the rights hereunder of the Minister to terminate this Agreement, and subject to the earlier surrender of this lease, the term of this Agreement shall be for ten (10) years, commencing on the execution of this Agreement, or such longer period as is necessary to allow the Lessee to construct and operate its mine and plant, and to engage in any other activity for which the Agreement is intended and for which the Lessee is entitled to engage in under the laws of Saskatchewan, and thereafter to carry out the reclamation of the lands involved. In no case shall the full term of this lease exceed the maximum term set out in The Forest Act.

22.2 The Lessee may, on the termination of the Agreement for whatever cause (including expiration of the term) and within six (6) months, if all claims for rent and charges, if any, have been duly satisfied, remove from the lease lands all real and personal property of the Lessee of whatsoever nature or kind, including all which the Lessee may have placed or erected thereon, provided however that:

(a) if the Lessee does not conform to abandonment procedures which have been agreed upon between the Lessee and the Department of the Environment and Public Safety or, if no such agreement exists, as may be established by the Province of Saskatchewan by statute or regulations thereunder; or

(b) if the Lessee has not removed the real and personal property within six (6) months of the termination of this Agreement;

the real and personal property remaining on the lease lands shall be forfeited to the Crown in right of Saskatchewan and shall become and be the property of the Crown in right of Saskatchewan. The Minister may recover from the Lessee any reasonable costs incurred for the cleanup or removal of such real and personal property. Notwithstanding the above, the Minister may, at the request of the Lessee, and subject to the limitations set out in Article 22.1, grant an extension to allow the Lessee sufficient time to remove all real and personal property of the Lessee upon the Lessee showing due cause for such extension.

Article 23.0 Interpretation

23.1 In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) the singular shall include the plural and the plural shall include the singular; and

(b) the masculine shall include the feminine or neuter where the context so requires.

23.2 The Appendix attached hereto and forming part of this Lease Agreement as of the date hereof is as follows:

Appendix "A" Map - "Jolu Project, Site 1", dated 03/02/88, with revisions up to and including 09/08/87

To the extent that any provision of the appendix is inconsistent herewith, the provisions of this Agreement, excluding the appendix, shall prevail.

23.3 The division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

23.4 In the event that any other legal entity owned, directed or controlled by the Lessee or any of the corporations referred to herein as the Lessee, directly or indirectly, shall operate the mine and/or mill for the Lessee, the Lessee agrees:

(a) that it shall ensure that the said entity assumes and performs all the obligations and responsibilities of the Lessee hereunder as would have been assumed and performed by the Lessee had the Lessee operated the mine and/or mill; and

(b) that any and all references applicable to the Lessee hereunder shall be interpreted as referring to the said entity where necessary to fulfill the intention of the Agreement or any of its provisions in the same manner as would have been the case had the Lessee operated the mine and/or mill.

23.5 It is agreed that all covenants, undertakings, and agreements of the Lessee under this Lease Agreement shall be joint and several as among Royex Gold Mining Corporation and Mahogany Minerals Resources Inc..

23.6 The Lessee agrees that any third party undertaking any of the functions of the Lessee under this Lease complies with the spirit and intent of this Agreement and all requirements imposed on the Lessee as may be applicable to the third parties.

23.7 Any reference herein:

(a) to any Act or to any regulation made under any Act includes a reference to all orders to statutory instruments made pursuant to that Act or regulations; and

(b) to any Act or to any regulations made under any Act includes a reference thereto as from time to time re-enacted, amended, revised or consolidated, or to any Act or regulations from time to time passed in substitution therefore or in relation to like matters.

Article 24.0 Other Leases

The Minister shall not, without consulting with the Lessee, grant or permit any other surface leases or other agreements granting easement, tenement or other rights upon any of the lands above Quartz Leases Q4438 - Q4445 for the currency of this Lease Agreement.

Article 25.0 Confidentiality

All information exchanged between the parties hereto which is agreed by reciprocal letters between the parties to be confidential, shall be kept confidential, except insofar as may be necessary to enforce the terms of this Agreement.

Article 26.0 Entire Agreement

This Agreement constitutes and contains the entire and only agreement between the Minister and the Lessee concerning the use of the lease lands and supercedes and cancels any and all pre-existing agreements and understandings relevant thereto. (It is agreed that this clause does not affect interests provided in any mineral disposition.)

Article 27.0 Binding Effect

This Agreement and everything herein contained shall enure to the benefit of and be binding upon the respective successors and assigns of the parties thereto and the expression "Minister" shall be construed as including the successors and office of the Minister of the Department of Economic Development and Tourism and the Minister of the Department of Parks, Recreation and Culture, and shall include such other member of the Executive Council for the Province of Saskatchewan that is designated by the Lieutenant Governor in Council as being the Minister responsible for this Agreement, and includes the successors and office of such other members of the Executive Council.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

MINISTER OF THE DEPARTMENT OF ECONOMIC DEVELOPMENT AND TOURISM	IN THE PRESENCE OF:
Per:	Witness:
Per:	Witness:
MINISTER OF THE DEPARTMENT OF PARKS, RECREATION AND CULTURE	
Per:	Witness:
Per:	Witness:
ROYEX GOLD MINING CORPORATION	
Per:	Witness:
Per:	Witness:
MAHOGANY MINERALS RESOURCES INCORPORATED	
Per:	Witness:
Per:	Witness:

APPENDIX "A"



Mahogany Minerals Resources Inc.
Royex Gold Mining Corporation
JOLU PROJECT
KEY PLAN


1900 N
1800 N
1700 N
1600 N
1500 N
1400 N
1700 E
1800 E
1900 E
2000 E
2100 E
2200 E
2300 E
2400 E
2500 E
FRESH WATER DIVERSION DYKE
FRESH WATER DIVERSION DITCH
PUMPS
ACCESS ROAD
RECLAIM PUMPHOUSE
TO YEW LAKE
PIPELINE
FSL = 1962.5
TAILINGS LIMIT NOV. 90
EMERGENCY SPILLWAY
COFFER DAM NO. 6
DAM NO. 2
CELL B
WASH TAILINGS DISPOSAL AND PRIMARY TREATMENT AREA
DAM NO. 1
TAILINGS LINE
CELL A
FRESH WATER COLLECTION AREA
FSL = 1963.25
CELL C
SECONDARY TREATMENT AREA
STOPLOG STRUCTURE
FLOATING BARGE PUMP
MEASURING WEIR
FRESH WATER BYPASS LINE
DIVERSION CULVERT

Clifton Associates Ltd.

CLIENT: CORONA CORPORATION

PROJECT: JOLU PROJECT TAILING MANAGEMENT FACILITY

TITLE: GENERAL ARRANGEMENT NOV 1990

DATE 31/02/00	APPD. BY	DWG. NO. R1063-1
SCALE 1:3000	DWN. BY NJC	

SCHEDULE "A-2"

ASSETS – ROAD LEASE

Road Access Agreement means the undated and unsigned access easement between the Government of Saskatchewan and Golden Rule Resources Ltd. (the prior name of the Vendor) for Property No. 302633, a copy of which is attached to this Schedule "A-2";

Saskatchewan Environment and Resource Management

Not Signed.

Property No. 302633(N)

ACCESS EASEMENT

THIS AGREEMENT MADE THIS ___ DAY OF __________, 19___.

BETWEEN: **HER MAJESTY THE QUEEN** in the right of Saskatchewan, represented by the Minister of Environment and Resource Management (called the "Grantor")

AND: GOLDEN RULE RESOURCES LTD. of 1000 - 800 - 5TH AVENUE SW, CALGARY in the Province of ALBERTA T2P 3T6 (called the "Grantee")

WHEREAS the Grantor is the registered owner of the lands shown as outlined in blue on site plan as identified as Schedule "1", attached hereto on which is situated a roadway, (called the "Grantor's Land");

AND WHEREAS the Grantee is the Lessee of Mineral Surface Lease Property No. 200059 (Jolu Mine Site), shown as outlined in red on site plan identified as Schedule "1" attached hereto (called the "Grantee's Land"), pursuant to a written Indenture of Lease dated the 25th day of October, 1988 between the Grantor and the Grantee;

AND WHEREAS the Grantor has agreed to grant to the Grantee an easement and right of way over the Grantor's Land for the purposes of access for access for petroleum and natural gas activities.

THE PARTIES AGREE AS FOLLOWS:

1. The Grantee shall pay yearly and every year during the term of this agreement Fourteen thousand, six dollars, twenty-five cents ($14,006.25) in advance on or before the 1st day of June, but the said rental shall be subject to readjustment according to regulations under The Provincial Lands Act or The Parks Act, whichever applies;

2. **The Grantor's Land** shall constitute the servient tenement;

3. **The Grantee's Land** shall constitute the dominant tenement;

4. **The Grantor** conveys and transfers to the Grantee, its agent and workmen, and all other persons acting on its behalf with such equipment as may be required, the right, license, liberty, privilege, easement and right-of-way for uninterrupted ingress and egress to, through, along and over and from the Grantor's Land to enable the Grantee, its successors and assigns, and its agents and all other persons authorized in that behalf for the use of the Grantee's Land for access to Jolu Gold Mine.

5. **The Rights** herein granted are not exclusive to the Grantee and will not affect the rights of others at any time to use of the Grantor's Land as a roadway.

6. **The Grantor** agrees with the Grantee that the Grantor will not construct or maintain any fence, embankment, fill or any building or any structure or obstruction or excavation of any kind whatsoever on the Grantor's Land which shall in any way interfere with the rights and privileges granted to the Grantee hereunder without the prior written consent of the Grantee.

7. **The Rights** herein granted shall not in any way interfere with the full enjoyment of the Grantor's Land by the Grantor or those claiming through or under him save as aforesaid, and as may be necessary for the purposes herein expressed.

8. **The Rights**, privileges and easements hereby granted shall be of the same force and effect as a covenant running with the land, in this Agreement, including all the covenants and conditions herein contained, and shall extend to and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto respectively, and wherever the singular or masculine is used, it shall be construed as if the plural or feminine or neuter, as the case may be, has been used where the context or the party or parties hereto so require, and the rest of the sentence shall be construed as if the grammatical and terminological change thereby rendered necessary had been made.

9. **The Grantee**, performing and observing the covenants and conditions on its part to be performed and observed, shall peaceably hold and enjoy the rights, privileges and easement hereby granted without hindrance, molestation or interruption on the part of the Grantor or of any person, firm or corporation claiming by, through, under or in trust for the Grantor.

10. **The Grantee**, shall not sell, assign or transfer any or all of the rights granted to the Grantee under this Agreement without the prior written consent of the Grantor.

11. **The Grantee** agrees that the Grantor shall not be liable to the Grantee for any claim, demand, damages or rights or causes of action, arising out of or incidental to, or in any manner connected with, the exercise by the Grantee of the rights and privileges granted to the Grantee by this Agreement.

12. **The Grantor** agrees that the Grantee shall not be liable to the Grantor and shall not assume any responsibility to the Grantor, its heirs, executors, administrators, invitees, permittees or licensees or any other person using the Grantor's Land by invitation, express or implied, of the Grantor.

13. **The Consideration** given herein by the Grantee to the Grantor shall constitute full, sufficient and adequate compensation to the Grantor for any and all rights given to the Grantee by the Grantor pursuant to this Agreement.

14. **The Term** of this Agreement shall be effective from the 1st day of June, 1999 to and including the 31st day of May, 2000 and from thence forth next ensuing for a term of NINE (9) years and fully to be completed and ended on the 31ST day of May, 2009.

15. Any Notice, demand or other communication required to be given to the Grantee under this Agreement or which the Grantor may wish to give or to serve on the Grantee may be effectually and sufficiently given or served if addressed and mailed to the Grantee at the address shown in this Agreement.

16. Use of Access is to occur only during those times of the year that the access is dry or frozen enough to avoid rutting of the soil; and is to occur in the present condition with no upgrading.

IN WITNESS WHEREOF, an Officer of the Department of Environment and Resource Management thereunto duly authorized, has hereunto set his hand and seal on behalf of the Grantor and the Grantee has hereunto set his hand and seal.

SIGNED, SEALED AND DELIVERED on behalf of the Grantor in the presence of	)
______________________ Witness	) ______________________ Sustainable Land Management Branch
	(company)
______________________ Witness	) ______________________ Per
	) ______________________ Per


JOLU MINE
STAR LAKE
MILL
Star Lake
Alpat
Lake
Point "A"
Legend
MINE ACCESS ROADS
IN JOLU / STAR LAKE AREA

SCHEDULE "A-3"

ASSETS – EQUIPMENT

JOLU MILLSITE EQUIPMENT LEDGER

All assets located at the Jolu Gold Mill site, including, without limitation, the following subject to the purposes of section 4 of the Asset Purchase Agreement to which this Schedule "A-3" is attached:

CRUSHING PLANT

Jaw crusher, 30 x 42 type C, Birdsboro- Buchanan
Motor, 125 Hp., 900 rpm., Fr. 505UZ (Toshiba Electri-cal)
Discharge chute & skirting -Trail Rite
spare swing jaw
Cone crusher, 41/4 ft S.H., Symons, s/n c-42290
spare bowl, mantle
Motor, 200 Hp., 1200 rpm
Discharge chute & skirting -Trail Rite
Coarse ore bin, steel -5~ tonne
c/w 400 mm grizzly.
Vibrating pan feeder, 1003 X 4877, Simplicity Engineering
s/n 3916-OFA5B-4192, Motor, 30 Hp. variable speed
Discharge chute
Rockbreaker, Teledyne model TM16TB700X, s/n 3073/88/1
Motor, 40 Hp. 1800 rpm., Motor 1/2 Hp 3600 rpm
No.1 conveyor, 610mm, length 44.8M inclined, cap. 233 STPH
Motor 20 Hp. 1800 rpm, Dodge TXT725X21516 gear reducer
Support steel, walkway, covers and discharge chute
No.2 conveyor, 610 mm, length 36.2 M inclined, cap. 233 STPH
Motor 20 Hp. 1800 rpm, Dodge TXT725X21516 gear reducer
Support steel, walkway, covers and discharge chute
Transfer tower, No 1 convr. to No 2 convr.
No.3 conveyor, 610 mm, length 33.75 M. inclined, cap. 93 STPH
Motor 10 Hp. 1800 rpm, Dodge TXT725X21516 gear reducer
Support steel, walkway, covers and discharge chute
Crushing screen, Tyrock F600, double deck, 5 ft x 12 ft
Motor 15 Hp. Toshiba, 1800 rpm, FR. 245T
Tyler screen cloths, fines chute & discharge chute
Conveyor magnet, Eriez, c/w 4W rectifier
Wet dust scrubber & fan, Ducon Mikropul, model IV, type UW4, s/n CP88042330, Motor 30 Hp. 1800 rpm TEFC
c/w stack, ducting & hoods and seal tank, 610mm dia x 762mm
Overhead crane, Hydramach 7.5 ton, model SEW71/2-SORT15/554, s/n 88-555
Sump pump, 211 Sala
Motor 5 Hp. 1800 rpm Fr. 184T
Crusher compressor, De Vilbiss model 236
Air make-up unit, 3.54 M3/s, 278 KW
Motor 5 Hp, 1800 rpm
Unit heater- 75,000 Btu/hr
MCC room
Crusher building, 8000 mm x 1400 mm x 14,825 mm high
insulated steel

MILL
Fine ore bin, 400 tonnes, steel.
Slot feeder
No.4 conveyor, 762 mm x 5.8 M long, capacity 18 to 55 STPH
Motor 7 1/2 Hp. Hydraulic variable speed
Support steel & discharge chute
No.5 conveyor, 610 mm X 13.8 M long, inclined, capacity 55 STPH
Motor 5 Hp. 1200 rpm. FR. 215 T
Weightometer, Milltronics, model MSI 001, s/n MSI 00102716
Lime storage silo, steel, 30 tonne capacity
Lime feed screw conveyor, 152 mm. dia, 5.2 M. long
Motor 1 Hp. variable speed
Feed and discharge chutes
Exhaust fan, lime addition area, 1/6 Hp. General Electric
Conveyor belt sampler, Heath & Sherwood
Ball mill, 2896 mm dia x 3962 mm. , Allis Chalmers
c/w two sets liners, one @ 30% life, one set unused c/w backing
rubber and fastening hardware
Motors (one plus spare motor) 500 Hp. 1800 rpm
includes feed spout, trommel screen & spare pinion
Ingersoll Rand T30 Utility compressor
Motor 20 Hp.
Cyclone feed pump box
Cyclone feed pump (two), 5x4 Worthington
Motor (two) 25 Hp. 1800 rpm Fr. 284T
Cyclopac, Hydratech model H10BC-Am9 (5250 mm. dia.cyclones)
Knelson feed pump, 2.5 x 2.5 Worthington
Motor 15 Hp, 1800 rpm,
Knelson concentrator, model RCCD20
two Knelson bowls (one spare)
Mineral jig, 24" x36" duplex,
Motor 5 Hp, 1200 rpm
Knelson concentrate stock tank
Concentrating table, Wilfley
Motor 2 Hp. 1200 rpm
Concentrating magnet, Cubex Limited .
Trash screen, 915 mm. x 1830 mm. C.E. Tyler
Motor 3 Hp. 1800 rpm Fr. 182T
incl. feed and discharge chutes
Flocculant tank
Thickener tank, 12,200 mm. dia steel
Thickener mechanism, Minpro
Motor 3 Hp. , Link belt gear reducer
Overhead crane, Canco 5 tonne, single girder top running
s/n 886421
Thickener u'flow pump (two), 3 x 3, Worthington
Motor 7.5 Hp. , 1800 rpm. Fr. 213T
Leach tanks (4), 6500 mm. dia x 8550, steel
Leach agitators (4 plus one spare shaft), 3 blades / impellor
Motors (4), 25 Hp. 1800 rpm Fr. 284T
Carbon in Pulp tanks (6), 3600 mm. dia. x 4300 mm. , steel
CIP agitators (6), Greely Lightnin, double impellors
Motors (6) 3 Hp. 1200 rpm. Fr. 213TC
Loaded carbon wash screen, 1020 mm. , Separator Engineering

c/w discharge funnels
Motor, 1/3 Hp. 1200 rpm
Carbon safety screen, 915 mm x 1830 mm, C.E. Tyler
c/w feed & discharge chutes
Motor, 3 Hp. 1800 rpm, Fr. 182T
Tails pumpbox
Tailings pump (2), 3 x 3 Worthington,
Motor (2) 10 Hp. 1800 rpm Fr. 215T
Tailings sampler, Heath & Sherwood ..
Recycle water tank
Reclaim water tank, 2870 mm. dia. x 3670 mm
Acid wash vessel, 1525mm. dia. x 3130 mm
Acid holding tank, 1070 mm. dia x 1560 mm
Eductor water tank, 1560 mm. dia. x 3130 mm .
Pregnant solution tank, 2090 mm. dia x 2090 mm.
Barren solution tank, 2090 mm. dia. x 2090 mm.
Fresh carbon attrition tank, 1000 mm. dia x 1500 mm.
c/w agitator
Motor 3/4 Hp
Reactivation carbon hopper
Reactivated carbon holding tank, 1560 mm. dia. x 3130 mm
Cyanide mixing tank, 2000 mm. dia. x 1560 mm.
c/w agitator, Greely Lightnin
Motor 3/4 Hp, 1800 rpm
Cyanide dump hopper
Quench tank, 1040 mm dia x 1560 mm
Carbon strip pressure vessel, 1040 mm. dia. x 4170 mm
Recycle water pumps (2), 3 x 1 Worthington
Motors (2) 15 Hp. 3500 rpm
Eductor water pump, 3 x 11/2 Worthington
Motor 71/2 Hp. , 3600 rpm. Fr. 213T
Pregnant solution pump, 11/2 x 1 Worthington,
Motor 1 Hp. 1800 rpm. Fr. 182T
Barren solution pump, 11/2 x 1 Worthington
Motor 71/2 Hp. , 3600 rpm Fr 212T
Reclaim water pump, 3 x2 Worthington
Motor 10 Hp. , 3500 rpm Fr 215 T
Gland water pump, 11/2 x 1 Worthington
Motor 71/2 Hp. 3600 rpm
Spare process pump, Denver Sala 2 x 2, model STHM22WFR
Motor 71/2 Hp.
Metering pump, cyanide -
Motor 1/4 Hp. 1800 rpm
Sump pump, grinding area, Sala 211
Motor 5 Hp. 1800 rpm , Fr. 184T
Sump pump, carbon area, Sala 1 II
Motor 2 Hp. , 1800 rpm , Fr. 182T
Sump pump, acid wash area, 1 II
Motor 2 Hp. 1800 rpm,
Spare sump pump, Sala 2"
Motor 5 Hp. 1800 rpm, Fr. 184T
Spare sump pump, Sala 1 II
Motor 2 Hp. 1800 rpm, Fr. 182T
Dewatering screen, 610 mm dia.
Motor 1/3 Hp. 1200 rpm

Carbon sizing screen, 610 mm dia.
Motor 1/3 Hp 1200 rpm
Carbon regeneration Kiln, Boliden -Allis 12"x9611 indirect fired
25 Kg/ Hr capacity
Motor 1 Hp, variable speed
c/w 102 mm. screw conveyor, feed & discharge chutes
Motor, 3/4 Hp. variable speed
Heat exchanger, plate & frame
Heat exchanger, 84 KW electric inline
Mill building exhaust fans (4), various
Process air compressor, Ingersoll Rand SSRXF150, s/n 0371088
Motor 150 Hp.
c/w 1.2 MJ air receiver tank
Acid wash vessel eductor
Strip vessel eductor
Quench tank eductor
Reactivated carbon holding tank eductor
Electrowinning cell, 2.3 MJ
Rectifier, 1300 A
c/w drain tank
Bullion refining furnaces (two, only one functional) Wabi 227 Kg.
c/w vent hoods
Mill air make up unit, 8.02 MJ/S, 503 KW -
Motor 15 Hp, 1800 rpm
Unit heaters (approx 12) ranging from 16.1 Kw to 52. 7. Kw
Various locations
Exhaust fans for mill tanks (3), .13MJ/S, .17MJ/S, .40MJ/S
Mecon
Motors 1/4 Hp & 3/4 Hp
Exhaust fan for refinery, 4.72MJ/S, Chicago Blower.
Motor 10 Hp., 1800 rpm
Combustion blower for kiln, Boliden-Allis
Motor 2 Hp, 3600 rpm, Fr. 143T
combustion air blower for refining furnaces,
0.21M IS
Motor 5 Hp. 3600 rpm
Mill MCC room
Mill building, 32,000 mm X 24,000 mm. X 12,000 mm. high.
insulated steel

SURFACE YARD
Fresh water feed pumps (2), 4 x 6 Gould VIT CF two stage
Motors 10 Hp
Tailings pond reclaim water pumps (2), Gould 1.5 x 1.5
Motors 15 Hp.

POWERHOUSE & OUTSIDE POWER DISTRIBUTION
Ventilating fan, Joy 48-21, series 2000
20 Hp. motor
Transformer, 1000 kva, 600V/4160 V., 3 ph.
Transformer, 1000 Kva, 4160/600 V, 3 ph.
Transformer, 300 Kva, 4160/600 V., 3 ph.
Transformer, 225 Kva, 4160/600 V, 3 ph.
Transformer, 150 Kva, 4160/600 V., 3 ph.
Transformer, 30 Kva, 4160/600 V., 3 ph.

Transformer, 30 Kva, 4160/600 V. 3 ph.
Transformers (8), various sizes 600/208 V, 3 ph.
Overhead 4160 volt transmission line c/w wooden poles
Approximately 2.2 kilometers

ASSAY LABORATORY EQUIPMENT
Air compressor, Sears Craftsman
Propane drying oven (2) 4 ft x 3 ft x 6 ft
"Rhino" jaw crusher, 5" x 7", TM Engineering
Ring barrel pulverizer, 1500 gram, TM Engineering
c/w 1500 gram grinding barrels
Ring barrel pulverizer, 250 gram, TM Engineering
c/w 250 gram grinding barrels
Rotap screens, 12 inch with sound proof enclosure, Tyler
Rotap screen, 8 inch with sound proof enclosure, Tyler
Screening machine, Gilsen Testmaster TM3 -
Balance, Ohaus GT4000 top loading
Riffle splitter, Jones c/w pans
Propane muffle furnaces (2), Johnson Gas, model 142
c/w hearth plates and spare parts
Exhaust fans
Bullion rolling mill
Oxford repeater pipette
Crucible trays
Stainless steel parting trays
Furnace tools -assorted
Balance, Ohaus TS120
Vibrating wet seive apparatus
Vacuum pump, Emerson 1/3 Hp.
Magnetic stirrer, Corning
Ionalizer, Orion model 701A
pH meter, Accumet 910, c/w electrodes
Distillation apparatus, Barnstead MP3A
Oxford pipetters (2)
Micro Pipetter, Eppendorf
Atomic adsorption Spectrophometer, Buck Scientific
incl various lamps
Sieve cleaner, Haveruse-200-80
Spectrophotometer, Milton Roy model 20D

WAREHOUSE
Building, 40 ft x 80 ft Atco foldaway type, insulated
Warehouse inventory -Being itemized as of 1610-197

SUBMERSIBLE PUMPS
Flygt 88 Hp. (one) model 2250-010
Flygt 10.5 kw model 3152-181 (2)
Flygt 4.3 Kw model 2102 (2)
Flygt 1.6 Kw model 3085-181 (one)

MISCELLANEOUS MINE EQUIPMENT
Ventilation fans (2), Joy 100 hp. 72" dia. 1170 rpm, 575 volt
Ventilation fan (1), Joy 200 Hp. model 54-26-1770 series 2000;
575 volt
Mine ventilating air heater, Dominion Combustion 9ftx10 ft,
9,500,000 Btu/hr, c/w with instrumentation
Centrifugal pumps (5), Hayward Gordon A70-10
8 3/41' impellor, 40 Hp motor, 3550 rpm

SCHEDULE "A-4"

ASSETS - PERMIT

Ministerial Approval to Temporarily Close the following gold mine and mill works:

Komis Mine and Jolu Mill.

Approval No. IT-32 dated May 14, 2002 and expiring March 31, 2003 unless renewed.

Saskatchewan
Environment
and Resource
Management

Shield EcoRegion

Box 5000
La Ronge, SK
S0J 1L0
Fax: (306) 425-4673

File: 16.22.03 Waddy Lake

May 13, 2002

RECEIVED
MAY 2 - 2002
BY:

Mr. James Devonshire
CDG Investments Inc.
Suite 500, 926 - 5th Avenue South West
Calgary, Alberta
T2P 0N7

Dear Mr. Devonshire:

Re: Komis/ Jolu Approval to Temporarily Close IT-32

Please find enclosed *Ministerial Approval to Temporarily Close IT-32* for the Komis mine and Jolu mill facilities. This approval expires on March 31, 2003 unless sooner terminated. Terms and conditions are listed in the approval. Please note additions made to Part C and F.

With regard to the name change of your company, you must notify Saskatchewan Northern Affairs (Carol Rowlett: 306-425-4205) of the change.

If you have any questions, please contact me at (306) 425-4659.

Sincerely,

Brent Wolkosky
Project Officer
Environment Section

cc: C. Rowlett Northern Affairs
R. Kidd SE
J. Schisler SE

encl.

Saskatchewan Environment and Resource Management

MINISTERIAL APPROVAL TO TEMPORARILY CLOSE

Issued pursuant to the Mineral Industry Environmental Protection Regulations

Shield EcoRegion

APPROVAL NO. IT-32

Waddy Lake Resources Inc., hereinafter referred to as the **Company** is hereby authorized to temporarily close the following gold mine and mill works: Komis Mine; and Jolu Mill.

The temporary closure hereby approved applies to the Company's Komis Mine facility, located near Waddy Lake, Saskatchewan at the approximate UTM co-ordinates of 6229600mN/568200mE on NTS map sheet 64D/4; and the Company's Jolu mill facility, located near Rush Lake, Saskatchewan at the approximate UTM co-ordinates of 620650mN/54490mE.

This approval expires March 31, 2003 unless sooner terminated and is subject to the conditions contained herein or attached hereto. In order to renew this Approval, an application for renewal must be submitted to the department prior to the expiry date.

Dated at La Ronge, Saskatchewan this 14th day of May, 2002.

BK
Recommended

for J. Schisler, Director, Shield EcoRegion acting for and on behalf of the Minister of Saskatchewan Environment and Resource Management.

TERMS AND CONDITIONS:

PART A **GENERAL**

1. This approval shall supersede any previous temporary closure approvals; verbal or otherwise.

2. This approval does not authorize the company to abandon the mine site.

3. All temporary closure site clean-up shall be done as described in the Company's March 24th, 1997 Application for Temporary Closure.

4. All aspects of the maintenance of this facility shall be conducted in such a manner as to minimize the effects on ground and surface water quality and on the aquatic and terrestrial ecology.

5. All plans and records pertaining to this facility shall be made available at all reasonable times for inspection by representatives of Saskatchewan Environment (SE).

6. Immediately upon the sale of the Komis Mine site or Jolu Mill facilities, the Company shall notify SE.

PART B HAZARDOUS SUBSTANCES AND WASTE DANGEROUS GOODS

1. All hazardous materials used in the operation will be removed from the site.

PART C PUBLIC SAFETY AND MINE SECURITY

1. As it is apparent that people have been circumventing the road blocks on the Jolu access road, these barriers must be modified so as to properly deny public access. This must be completed by July 1, 2002.

2. Stabilization and erosion protection maintenance on the Jolu access road and culverts is required to prevent any further environmental degradation. This work must begin by July 1, 2002.

3. All underground openings are to be secured and clearly marked with warning signs as dangerous areas.

4 All facilities at the mine and mill are to be maintained in a securely locked condition and clearly marked with warning signs as dangerous areas.

5. Measures must be taken to prevent any further degradation to the Jolu mill site.

PART D MONITORING

1. An environmental monitoring program shall be conducted by the company in accordance with Appendix A of this Approval.

2. Chemical constituents in monitored waters shall not exceed limits outlined in Schedule 1.

PART E **REPORTING**

1. Monthly Reports - The Company is to provide to SE by 45 days after month end a monthly report outlining all activity on each site including inspections, sampling conducted and sample results not previously reported.

2. Annual Reports - Reports for the term January 1, 2002 to December 31, 2003 describing the status of this facility and all results from monitoring requirements outlined in Appendix A of this approval shall be submitted to SE as an annual report before March 31, 2003.

PART F **DECOMMISSIONING**

1. In the event that a decision is made to permanently close this facility the Company shall notify SE.

2. Liability for decommissioning work at the Komis site, and Jolu site remains with the company.

3. The company must prevent any further erosion of the ditches and culverts along the access road into the Komis site. A plan illustrating how the eroded ditch and culvert areas will be stabilized (eg.) placement of rip-wrap and slash, and or tree planting. must be submitted to SE before the work can start. This erosion control work must commence by July 15, 2002.

PART H **FINANCIAL ASSURANCE**

1. The Company shall maintain an automatically renewing financial assurance acceptable to the Minister during the term of this approval.

Approval IT-32

Appendix A

ENVIRONMENTAL MONITORING

SAMPLE LOCATIONS		PARAMETERS	FREQUENCY
Komis	Mine water settling pond	Partial Scan (see below)	Bi-Annually (April run-off, October prior to freeze)
Jolu:	Yew Lake	Partial Scan (see below)	Quarterly when ice-free
Jolu:	Cells A, B, and C discharge to the environment	Partial Scan (see below)	Bi Monthly between April and September

PARTIAL SCAN

pH	
Temp	
Conductivity	
T.S.S.	
T.D.S.	
Sulphate	mg/L
As	mg/L
Cu	mg/L
Pb	mg/L
Ni	mg/L
Zn	mg/L
Hg	ug/L
Turbidity	
CN	mg/L

1. Parameters are to be analyzed and reported as "total" (ie. rather than dissolved)

Komis Project (Waddy Lake Resources)
Approval IT-32

Schedule 1

Effluent Quality Limits for Cell C Discharge

Contaminant	Maximum Monthly Arithmetic Mean Concentration	Maximum Grab Concentration
Total Arsenic	0.5 mg/L	1.0 mg/L
Total Copper	0.3 mg/L	0.6 mg/L
Total Lead	0.2 mg/L	0.4 mg/L
Total Zinc	0.5 mg/L	1.0 mg/L
Total Suspended Solids	25.0 mg/L	50.0 mg/L
Unionized Ammonia (1)	0.5 mg/L	1.0 mg/L
Total Cyanide	1.0 mg/L	2.0 mg/L

1. Un-ionized ammonia is that portion of the total ammonia nitrogen which is in the form NH_3. The un-ionized concentration in the effluent is dependent upon the pH and temperature of the effluent and the receiving waters.

Saskatchewan Surface Water Quality Objectives to be Met at Yew Lake

Contaminant	Concentration
Total Arsenic	0.05 mg/L
Total Copper	0.01 mg/L
Total Cyanide	0.01 mg/L
Total Lead	0.02 mg/L
Total Zinc	0.05 mg/L

SCHEDULE "B-1"

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to each of the Purchaser and Golden Band, with the intent that each of the Purchaser and Golden Band will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a) the Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power, authority and capacity to enter into this Agreement, to consummate all transactions contemplated herein and to perform its obligations hereunder;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Vendor and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

(c) the Vendor has all requisite power and authority to hold and to deliver title to their respective interests in the Assets as described in Schedules "A-1", "A-2", "A-3" and "A-4" and neither the execution and delivery of this Agreement nor the performance of the Vendor's obligations hereunder will:

(i) violate or constitute default under the constating documents, by-laws, or articles of the Vendor, any order, decree, judgment, statute, by-law, rule, regulations, or restriction applicable to the Vendor to any of the Assets, or any contract, agreement, instrument, covenant, mortgage, or security involving the Assets, to which the Vendor is a party or which is binding upon the Vendor;

(ii) result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable, other than such as may become payable under the Income Tax Act (Canada), or

(iii) give rise to acceleration of the time for payment of any moneys payable or for the performance of any obligation to be performed in respect of the Assets;

(iv) give to any governmental authority, court or arbitrator any right of termination, cancellation or suspension of, or constitute a breach of or a default under, any authorization, approval, order, permit, licence, consent or authority which is necessary or reasonably required in connection with the ownership of the Assets;

(d) the Vendor will use it best efforts to obtain the consent of all parties who are required to consent to the transfer of the Assets to the Purchaser on or before the Effective Date;

(e) the Vendor owns and possesses and has and will have at the Effective Date good and marketable title to its interests in the Assets as described in Schedules "A-1", "A-2", "A-3" and "A-4" hereto, free and clear of all Encumbrances of every kind and nature whatsoever;

(f) no person, other than the Purchaser, has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase of or to otherwise acquire any interest in any of the Assets;

(g) the Vendor does not have any indebtedness which might by operation of law or otherwise, now or hereafter, constitute a lien, charge or Encumbrance upon the Assets for which the Vendor shall not have obtained a release on or before the Effective Date;

(h) the Records are all of the records relating to the Assets;

(i) each of the Leases has been validly located, filed and recorded in compliance with the laws of the Province of Saskatchewan as they relate to location and recordation of such Leases;

(j) the Vendor has caused timely compliance with all of the filing provisions of the laws relating to the Leases which comprise the Assets and has paid all realty taxes, rates and levies with respect to the Leases are paid in full and there are no proceedings with respect thereto and all other assessments, taxes, duties, levies and utility charges due and payable in respect of the Assets have been paid, except as set forth in Schedule "A-1";

(k) the Leases are valid and subsisting leases and all lease maintenance fees and taxes have been paid thereon until the dates shown on Schedule "A-1" or are unpaid as shown in Schedule "A-1" and the expiry dates of the Leases comprising the Assets are shown on Schedule "A-1";

(l) to the knowledge of the Vendor, no relevant party intends to terminate the Leases;

(m) there is no notice of any impending or intended rezoning, expropriation or condemnation of any of the Leases, Permits or real property situate at the John Mine or any part of them has been received by the Vendor;

(n) except for the obligations of the Vendor under the Permit, there is no outstanding work relating to the Assets or the John Mine required by any federal, provincial, regional, municipal or local authority or any matters under discussion with any such authority relating to such work;

(o) the Vendor, if required, has caused assessment work to be performed upon the Assets or paid fees in lieu thereof through the effective date of this Agreement and have recorded and filed proof thereof, all of which work, recordings and filings have been completed in accordance with applicable statutes pertaining to assessment work;

(p) there are:

(i) no actions, suits or proceedings before any court, pending or threatened, by or against or affecting the Assets or involving the Vendor which might affect the Assets; and

(ii) no proceedings, investigations, complaints, order, directives or notices of defect or non-compliance by or before any governmental commission, department, board, authority or administrative or regulatory agency, body or officer issued, pending or threatened against or in respect of the Assets or involving the Vendor which might affect the Assets;

(q) to the best of the Vendor's knowledge and belief, after reasonable inquiry, no Hazardous Materials, or other material used on or generated by any use on the Assets, have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in violation of any Environmental Laws or Governmental Authorizations. All Hazardous Materials disposed of, removed, emitted, treated, released, discharged or spilled from or by any of the Assets were and are documented, generated, handled, transported, stored, treated and disposed of in compliance with all Environmental Laws and Governmental Authorizations;

(r) to the best of the Vendor's knowledge and belief, after reasonable inquiry, all of the materials that were or are used for the generation, handling, treatment, storage or disposal of Hazardous Materials used in or generated by the Assets have been and are properly permitted and operated in compliance with all Environmental Laws;

(s) to the best of the Vendor's knowledge and belief, after reasonable inquiry, there is no Environmental Contamination of any of the Assets and the Vendor has conducted operations on the Assets in compliance with its lease and permit obligations with respect to monitoring and water discharge under applicable Environmental Laws;

(t) there have been no orders issued or threatened and no investigations, removal, remedial or response actions ordered, conducted, taken or threatened under or pursuant to any Environmental Laws with respect to any operations conducted on the Assets other than routine inspections. No claims are pending or threatened with respect to Environmental Contamination on any of the Assets or the violation of any Environmental Laws in connection with the Assets;

(u) the use of, and operations relating to Assets do not constitute a nuisance of any nature, nor has any such claim for nuisance been made or threatened in respect of such use by any person;

(v) there are no actions, suits, litigations, arbitrations, proceedings or claims in progress, including without limitation any such actions or claims with respect to any taxes, assessments or penalties, pending or threatened against or relating to the Vendor or likely to materially affect the Vendor or the Assets, or any circumstance, matter or thing known to the Vendor which might reasonably give rise to any such proceeding or any judgment, decree, injunction, rule or order of or by any court or governmental authority having jurisdiction outstanding or threatened against the Vendor by any court or governmental authority having jurisdiction;

(w) the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(x) the Vendor has no information or knowledge of any fact or circumstance which materially and adversely affects the Assets that has not been disclosed in writing to the Purchaser, and neither this Agreement nor any other document or certificate furnished to the Purchaser by it in connection with the transactions contemplated by this Agreement contains any untrue, inaccurate, misleading or incomplete statement of material fact.

SCHEDULE "C"

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT made as of February 18, 2003.

BETWEEN:

CDG INVESTMENTS INC.

(the "**Royalty Holder**")

- and -

JOLU DEVELOPMENT CORPORATION

(the "**Purchaser**").

WHEREAS under the terms of a purchase and sale agreement (the "**Asset Purchase Agreement**") dated as of February 18, 2003, among the Royalty Holder, Golden Band Resources Inc., and the Purchaser, the Purchaser acquired certain assets from the Royalty Holder as set out in Schedules "A-1", "A-2", "A-3" and "A-4" to the Asset Purchase Agreement (the "**Assets**").

AND WHEREAS under the Asset Purchase Agreement the Purchaser also agreed to pay the Royalty Holder quarterly in respect of production from the Jolu Mill or the principal fixtures listed in Schedules "A-1", "A-2", "A-3" and "A-4" to the Asset Purchase Agreement (the "**Principal Fixtures**") provided that such Principal Fixtures include at least the crushing circuit and the milling circuit listed in Schedule "A-3" relating thereto a royalty of C$10.00 per tonne of ore processed, except ore processed to test operational functioning of the Jolu Mill or the Principal Fixtures relating thereto.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the Royalty Holder agreeing to sell the Assets to the Purchaser pursuant to the Asset Purchase Agreement and for and in consideration of the premises, mutual covenants and agreements set herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, there parties hereto agree, each with the other as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Defined Terms

Unless otherwise defined herein, the capitalised terms used herein shall have the same meaning as those terms are given in the Asset Purchase Agreement.

ARTICLE 2
PAYMENT OF ROYALTY

Section 2.1 Royalty.

Upon and subject to the terms and conditions hereof, the Purchaser hereby agrees to pay the Royalty Holder a royalty (the "**Royalty**") of C$10.00 per tonne of ore processed;

(a) at the Jolu Mill; or

(b) if the Principal Fixtures are removed from their current location as of the date of this Agreement at the Jolu Mill site but used together at another location in Saskatchewan by the Purchaser or any associate or affiliate of the Purchaser to process ore from any property in Saskatchewan, at such new location,

to a cumulative maximum of C$400,000, such Royalty payable quarterly out of production on or before the 30th day after the end of the Purchaser's fiscal quarter.

Section 2.2 Payable in Cash.

The Royalty shall be paid in cash in Canadian dollars.

Section 2.3 Basis for Calculation.

The Royalty shall be paid based on the gross number of tonnes of ore processed during the preceding fiscal quarter.

Section 2.4 Detailed Statement.

All Royalty payments shall be accompanied by a detailed statement explaining the calculation thereof. The Vendor shall have the right upon reasonable notice and no more often than once in any twelve month period, to audit the calculation of the royalty. If the royalty is understated by more than 5%, the cost of the audit shall be borne by the Purchaser, otherwise the cost of the audit shall be to the account of CDG.

Section 2.5 No Obligation to Mine.

The Purchaser shall have sole discretion to determine the extent of its mining operations and the time or the times for beginning, continuing or resuming mining operations. The Purchaser shall have no obligation to the Royalty Holder or otherwise to process ore through the Jolu Mill or the Principal Fixtures thereof.

ARTICLE 3
MISCELLANEOUS

Section 3.1 Capacity and Authority of Purchaser .

The Purchaser represents and warrants to the Royalty Holder that it has all necessary right, power and authority to enter into, execute and deliver this Agreement, to observe and perform its obligations hereunder, and to pay the Royalty as contemplated by this Agreement.

Section 3.2 Notices.

Any notice, demand, waiver, election or other communication required or to be given hereunder shall be in writing and shall be deemed to be sufficiently given if personally delivered or telecopied, addressed to the party to whom the same is given, as follows:

(a) In the case of the Royalty Holder:

CDG Investments Inc.
500, 926 – 5th Avenue S.W.
Calgary, Alberta
T2P 0N7

Attention: James Devonshire
Fax: (403) 266-2606

(b) In the case of the Purchaser:

Jolu Development Corporation
1500 – 1874 Scarth Street
Regina, Saskatchewan
S4P 4E9

Attention: Todd Rosenberg
Fax: (306) 352-5250

Section 3.3 Further Assurances.

Each of the parties hereto shall, from time to time, after the date hereof, and at the request and expense of the party requesting the same, do all such further acts and things and execute and deliver such further instruments, documents, matters, papers and assurances as may be reasonably requested for effectually carrying out the true intent and meaning of this Agreement.

Section 3.4 Headings.

The headings contained in this Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement.

Section 3.5 Entire Agreement.

This Agreement and the Asset Purchase Agreement constitutes the entire agreement between the parties with respect to the subject matter, and supersedes any and all prior negotiations, and agreements between the parties. There are no representations or warranties between the parties in respect of the subject matter of this Agreement except as expressly stated herein.

Section 3.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

Section 3.7 Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.8 Counterparts.

This Agreement may be executed in one or more counterparts, and may be executed by signed copy delivered to the other party by facsimile in the manner specified in Section 3.3. Each executed counterpart shall be deemed to be an original and all executed counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto as of the date first above written.

CDG INVESTMENTS INC.

By: ______________________
Authorized Signing Officer

JOLU DEVELOPMENT CORPORATION

By: ______________________
Authorized Signing Officer

SCHEDULE "D"

DEFINITIONS

In this Agreement, the recitals to the Agreement and the Schedules to the Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

(a) **"Encumbrance"** means any mortgage, charge, pledge, hypothec, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim, encumbrance, set-off, escrow, hold period, voting agreement, voting trust or other limitation, restriction or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law or pursuant to the by-laws, rules or policies of any stock exchange, and whether known or unknown at the Effective Date;

(b) **"Environmental Contamination"** means the discharge, emission, leaking, spilling, leaching, release or discharge into the environment, including, without limitation, land, air and water, of Hazardous Materials or other material, so as to result in any harm, damage or hazard to the environment or to any person, property or thing;

(c) **"Environmental Laws"** means all laws or lawful requirements of any Governmental Authority with respect to environmental and health protection or regulating Hazardous Materials;

(d) **"Governmental Authority"** means any federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency, regulatory body or instrumentality thereof, including, without limitation, any securities commission, stock exchange or other securities regulatory authority, whether a self-regulating body or otherwise;

(e) **"Governmental Authorizations"** means all authorizations, approvals, licenses, permits or quotas issued to either of the Vendors primarily in connection with the Assets by any Governmental Authorities;

(f) **"Hazardous Materials"** means any asbestos materials, urea formaldehyde, explosives, radioactive materials, pollutants, contaminants, hazardous substances, corrosive substances, toxic substances, special wastes or wastes of any kind, including, without limitation, compounds known as chlorobiphenyls and any substance the storage, manufacture, disposal, treatment, generation, use, transport, remediation or release of which into the environment is prohibited, controlled or licensed under Environmental Laws;

(g) **"Jolu Mill"** means the Jolu Mill located at near La Ronge, Saskatchewan;

(h) **"Leases"** means any or all of the Quartz Mining Leases, Surface Lease and Road Access Agreement;

(i) **"Permit"** means the permit set out in Schedule A-4;

(j) **"Recorder"** means the office of the Ministry of Energy & Mines (Saskatchewan), Mining Lands Section; and

(k) **"Records"** means all documents, books and records relating to the Assets, including documents or instruments of title, technical and exploration data relating to the Jolu Mine, and all such other documents relating to the Jolu Mine.